EXHIBIT 10.1

AGREEMENT AND THIRD AMENDMENT TO
CREDIT AGREEMENT

This Agreement and Third Amendment to Credit Agreement (this “Amendment”) dated as of September 30, 2014 is among TETRA TECHNOLOGIES, INC. (the “Parent”), a Delaware corporation; JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”) for the financial institutions (collectively, the “Lenders”) party to the hereinafter-defined Credit Agreement; and the undersigned Lenders.

W I T N E S S E T H:

WHEREAS, the Parent, the Lenders, Bank of America, National Association and Wells Fargo Bank, N.A., as Syndication Agents, Comerica Bank, as Documentation Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent, executed and delivered that certain Credit Agreement (as amended and supplemented to the date hereof, the “Credit Agreement”) dated as of June 27, 2006, as amended by instruments dated as of December 15, 2006 and October 29, 2010; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parent and the Lenders do hereby agree as follows:

Section 1.Decrease of Revolving Commitments. Effective on the Effective Date (as defined below): (a) the aggregate amount of the Revolving Commitments shall be decreased to $225,000,000 and (b) the Revolving Commitment of each Lender shall, without any further action (including, without the execution of any other documentation or the payment of any processing and recordation fee to the Administrative Agent), be the Commitment specified for such Lender on the attached Schedule 2.01, and Schedule 2.01 to the Credit Agreement is hereby amended and restated to be identical to Schedule 2.01 attached hereto.

Section 2.Amendments to Credit Agreement.

(a)The definition of “Agreed Currencies” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, British Pounds Sterling, Canadian Dollars, Japanese Yen, Mexican Pesos, Swiss Francs, and Euros, and (iii) any other Eligible Currency which the Parent requests the Administrative Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders. For the purposes of this definition, each of the specific currencies referred to in clause (ii), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Canadian Dollars” means the lawful currency of Canada.

(b)A new definition of “Anti-Corruption Laws” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Party from time to time concerning or relating to bribery or corruption.

(c)The definition of “Applicable Rate” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Applicable Rate” means, for any day with respect to any ABR Loan or Eurocurrency Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1: greater than or equal to 3.00 to 1	2.75%	0.00%	0.50%
Category 2: greater than or equal to 2.50 to 1 but less than 3.000 to 1	2.50%	0.00%	0.50%
Category 3: greater than or equal to 2.00 to 1 but less than 2.50 to 1	2.25%	0.00%	0.35%
Category 4: greater than or equal to 1.50 to 1 but less than 2.00 to 1	2.00%	0.00%	0.30%
Category 5: greater than or equal to 1.00 to 1 but less than 1.50 to 1	1.75%	0.00%	0.25%
Category 6: less than 1.00 to 1	1.50%	0.00%	0.225%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Parent’s fiscal year based upon the Parent’s consolidated financial statements delivered pursuant to Sections 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; but the Leverage Ratio shall be deemed to be in Category 1 at the request of the Required Lenders if the Parent fails to timely deliver the consolidated financial statements required to be delivered by it pursuant to Sections 5.01(a) or (b), during the period from the deadline for delivery thereof until such consolidated financial statements are received. Notwithstanding anything to the contrary set forth in this definition, the Applicable Rate for Swingline Loans shall be 0%.

(d)The definition of “Business Day” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Borrowings, a day (other than a Saturday or Sunday) on which banks generally are open in Houston and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Borrowings which are the subject of such borrowing, payment or rate selection are denominated in Euro or in Canadian Dollars, a day upon which such clearing system as is determined by the Administrative Agent to be suitable for clearing or settlement of the Euro or Canadian Dollars (as the case may be) is open for business), and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Houston, Texas for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

(e)A new definition of “Commodity Exchange Act” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

(f)The definition of “Consolidated Net Earnings” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Consolidated Net Earnings” means with respect to the Parent and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent and the Consolidated Restricted Subsidiaries, including cash dividends and distributions (not the return of capital) received from Persons other than Consolidated Restricted Subsidiaries and after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; but there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) any extraordinary or non-recurring gains, losses or expenses during such period (including, whether or not otherwise includable as a separate item in the statement of Consolidated Net Earnings for such period, non-cash losses on sales of assets outside of the ordinary course of business); provided that, beginning with the four quarter period ended September 30, 2015, the deduction for extraordinary or non-recurring losses during any applicable trailing twelve month period shall not exceed an amount equal to 25% of EBITDA for such period (based on a calculation of EBITDA without giving effect to the limitation in this proviso); (b) non-cash gains, losses, expenses or adjustments under FASB Statement No. 133 as a result of changes in the fair market value of derivatives; (c) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; (d) adjustments due to changes in accounting principles and the effect of discontinued operations; and (e) any equity in the undistributed earnings of any Person which is not a Subsidiary.

(g)The definition of “Dollar Amount” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent of such currency in Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time (or, in the case of Borrowings denominated in Canadian Dollars, 10:00 a.m., Toronto, Ontario time), on or as of the most recent Computation Date provided for in Section 2.01.

(h)The definition of “Eligible Currency” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market (or, in the case of Borrowings denominated in Canadian Dollars, in the Toronto, Ontario interbank market), (iv) which is convertible into Dollars in the international interbank market (or, in the case of Borrowings denominated in Canadian Dollars, in the Toronto, Ontario interbank market) and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Administrative Agent, no longer readily available or freely traded or (z) in the determination of the Administrative Agent, an Equivalent Amount of such currency is not readily calculable, the Administrative Agent shall promptly notify the Lenders and the Parent, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency.

(i)The definition of “Equivalent Amount” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency on the London market at 11:00 a.m., London time (or, in the case of Borrowings denominated in Canadian Dollars, 10:00 a.m., Toronto, Ontario time), on the date on or as of which such amount is to be determined.

(j)The definition of “Eurocurrency Reference Rate” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Eurocurrency Reference Rate” means:

(a)    with respect to a Eurocurrency Borrowing (other than a Borrowing denominated in Canadian Dollars) for the relevant Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for applicable Agreed Currency) for a period equal in length to such Interest Period as displayed on the applicable pages of the Reuters screen or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days before the commencement of such Interest Period, for deposits in the applicable Agreed Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, (x) if any LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and (y) if the LIBO Screen Rate shall not be available at such time for a period equal in length to such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate at such time, subject to Section 2.12 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error); provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If such rate is not available at such time for any reason, then the “Eurocurrency Reference Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the applicable Agreed Currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by JPMorgan Chase Bank, N.A. and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank, N.A.’s London Branch (or other JPMorgan Chase Bank, N.A. branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days before the commencement of such Interest Period. The parties hereto understand that the applicable Eurocurrency Reference Rate for Dollar-denominated Eurocurrency Loans is commonly referred to as “LIBOR.”

(b)    with respect to a Eurocurrency Borrowing denominated in Canadian Dollars for the relevant Interest Period, the Canadian deposit offered rate which, in turn means on any day the sum of (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:00 a.m. Toronto, Ontario local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest) plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto, Ontario local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Administrative Agent on the immediately preceding Business Day.

(k)A new definition of “Excluded Swap Obligation” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant by such Loan Party of a security interest becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Party or security interest is or becomes illegal.

(l)The definition of “Interest Period” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or in the case of a Borrowing denominated in Canadian Dollars, 30, 60, 90 or 180 days thereafter), as the Borrower may elect; but (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

(m)A new definition of “Interpolated Rate” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

(n)The definition of “Leverage Ratio” contained in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Funded Indebtedness as of such date to (b) EBITDA for the 12 months then ended, determined in each case on a consolidated basis for Parent and its Consolidated Restricted Subsidiaries.

(o)The definition of “Obligations” set forth in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Obligations” means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder, plus (ii) the aggregate amount of the LC Exposure, plus (iii) all other liabilities, obligations and indebtedness under any Loan Document of any Loan Party, plus (iv) any obligations of any Loan Party (whether now existing or hereafter arising) under any Swap Agreement entered into with any Lender (or an Affiliate of any Lender); provided, however, that the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

(p)A new definition of “Qualified ECP Loan Party” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(q)The definition of “Revolving Maturity Date” contained in Section 1.01 of the Credit

Agreement is hereby amended to read in its entirety as follows:

“Revolving Maturity Date” means September 30, 2019.

(r)A new definition of “Sanctioned Country” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

(s)A new definition of “Sanctioned Person” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

(t)A new definition of “Sanctions” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

(u)A new definition of “Swap Obligation” is hereby added to Section 1.01 of the Credit Agreement, such new definition to read in its entirety as follows:

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

(v)The reference to “Eurocurrency Revolving Loans” in Section 2.10(b) is hereby amended to read “Eurocurrency Revolving Loans which are not denominated in Canadian Dollars”.

(w)The reference to “Parent shall be deemed to have selected an Interest Period of one month’s duration” in each of Section 2.03 and Section 2.06(c) is hereby amended to read “Parent shall be deemed to have selected an Interest Period having a duration of one month for any Eurocurrency Borrowing which is not denominated in Canadian Dollars and having a duration of 30 days for any Eurocurrency Borrowing which is denominated in Canadian Dollars”.

(x)Section 2.11(e) of the Credit Agreement is hereby amended to read in its entirety as follows:

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate or to a Eurocurrency Reference Rate when the Agreed Currency is British Pounds Sterling or Canadian Dollars shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(y)A new sentence is hereby added to the end of Section 2.16(a) of the Credit Agreement, such new sentence to read in its entirety as follows:

Notwithstanding the foregoing, all payments in respect of Swap Obligations shall be made in accordance with the terms of the documents evidencing such Swap Obligations.

(z)A new Section 2.16(h) is hereby added to the Credit Agreement, such new section to read in its entirety as follows:

(h)    Notwithstanding the foregoing, amounts received from any Loan Party that is not a Qualified ECP Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(aa)A new Section 3.13 is hereby added to the Credit Agreement, such new section to read in its entirety as follows:

SECTION 3.13 Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by each Loan Party and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and their respective officers and employees and directors or, to the knowledge of the Parent, any of their respective agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party or any of their respective directors, officers or employees, or (b) to the knowledge of the Parent, any agent of any Loan Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Transaction will violate Anti-Corruption Laws or applicable Sanctions.

(bb)    Section 5.01(f) of the Credit Agreement is hereby restyled as Section 5.01(i) and new Section 5.01(f), (g) and (h) are hereby added to the Credit Agreement, such new sections to read in their entireties as follows:

(f)    within ninety (90) days after the end of each fiscal year of the Parent, (commencing with the fiscal year ending December 31, 2014), its internally-prepared consolidating financial statements reconciling the financial condition of its Restricted Subsidiaries and Unrestricted Subsidiaries, in a format reasonably acceptable to the Required Lenders, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Restricted Subsidiaries and Unrestricted Subsidiaries of the Parent in accordance with GAAP;

(g)    concurrently with any delivery of the compliance certificates described in clause (d) above (commencing with the fiscal quarter ending September 30, 2014), a reconciliation of EBITDA used in connection with the calculations of the financial covenants set forth in Section 6.01 hereof, certified by one of its Financial Officers as true and correct in all material respects;

(h)    within one hundred twenty (120) days after the commencement of each fiscal year of the Parent (beginning with the fiscal year beginning January 1, 2015), a budget for the Parent and its

Restricted Subsidiaries for such fiscal year; and

(cc)    Section 5.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 5.08 Compliance with Laws. The Parent will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. The Parent will maintain in effect and enforce, and cause each other Loan Party to maintain in effect and enforce, policies and procedures designed to ensure compliance by the applicable Loan Party and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(dd)    Section 6.01(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b)    Leverage Ratio. The Parent will not permit the Leverage Ratio to be greater than (i) 3.50 to 1 as of September 30, 2014, December 31, 2014, March 31, 2015 and June 30, 2015, (ii) 3.25 to 1 as of September 30, 2015 and December 31, 2015, and (iii) 3.00 to 1 as of the last day of any subsequent fiscal quarter.

(ee)    Section 6.08 of the Credit Agreement is hereby amended to read in its entirety as follows:

SECTION 6.08 Capital Expenditures and Acquisitions. If, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 2.50 to 1, then the Parent will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Parent permit the aggregate amount of all Capital Expenditures and Acquisitions to exceed $300,000,000 (or its equivalent in other currencies as of the date of each relevant transaction) and if, after giving effect thereto, the Pro Forma Leverage Ratio would be greater than 3.00 to 1, then the Parent will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Parent permit the aggregate amount of all Capital Expenditures and Acquisitions to exceed $150,000,000 (or its equivalent in other currencies as of the date of each relevant transaction). If, after giving effect thereto, the Pro Forma Leverage Ratio as of the date of any applicable Acquisition would be greater than 3.00 to 1, then the Parent will not, and will not permit any Restricted Subsidiary to, in any fiscal year of the Parent permit the aggregate amount of all Acquisitions to exceed $30,000,000 (or its equivalent in other currencies as of the date of each relevant transaction) without the prior written consent of the Required Lenders until such subsequent fiscal quarter as the Pro Forma Leverage Ratio as of the date of any applicable Acquisition would be less than or equal to 3.00 to 1.00. Subject to the foregoing, the Parent and the Restricted Subsidiaries may at any time make any Acquisition or Capital Expenditure.

(ff)    A new Section 6.11 is hereby added to the Credit Agreement, such new section to read in its entirety as follows:

SECTION 6.11 Anti-Corruption Laws and Sanctions. The Parent will not request any Borrowing or Letter of Credit, and the Parent shall not use, and shall not permit any other Loan Party or any of its or their respective directors, officers, employees and agents to use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-

Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(gg)    A new Section 9.19 is hereby added to the Credit Agreement, such new section to read in its entirety as follows:

SECTION 9.19. Keepwell. Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under any applicable Loan Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Loan Party intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(hh)    The reference to “BANK OF AMERICA, NATIONAL ASSOCIATION and DnB NOR BANK ASA, as Syndication Agents” in the title page of the Credit Agreement and in the introductory paragraph of the Credit Agreement is hereby amended to read “BANK OF AMERICA, NATIONAL ASSOCIATION, as Syndication Agent”. The reference to “J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC and DNB NOR MARKETS, INC., as Co-Lead Bookrunners” in the title page of the Credit Agreement and in the introductory paragraph of the Credit Agreement is hereby amended to read “J.P. MORGAN SECURITIES LLC, BANC OF AMERICA SECURITIES LLC and WELLS FARGO BANK, N.A., as Co-Lead Bookrunners”.

Section 3.Swap Obligations Subject to Guaranty. Notwithstanding the exclusion of “Swap Agreements” from the definition of “Loan Documents” in the Credit Agreement, all Swap Obligations (other than Excluded Swap Obligations of the applicable Loan Party) shall be included in the term “Debt” as used in the Guaranty.

Section 4.    Conditions. This Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02 of the Credit Agreement) (the “Effective Date”): (a) the Administrative Agent (or its counsel) has received from the Loan Parties and all of the Lenders either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such party has signed counterparts of this Amendment, (b) the Parent has executed and delivered to the Administrative Agent for each Lender a new Note in the maximum principal amount of such Lender’s Revolving Commitment and substantially in the form of Exhibit C-1 to the Credit Agreement (each Lender agrees that it shall surrender its existing Note to the Parent promptly following the Effective Date), and (c) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Parent, the authorization of the execution, delivery and performance of this Amendment by the Parent and any other legal matters relating to this Amendment. The Administrative Agent shall give, or cause to be given, prompt notice to the Parent and the Lenders as to whether the conditions specified in the immediately preceding sentence have been satisfied by the deadline set forth therein and shall specify the Effective Date; such notice may be oral, telephonic, written (including telecopied) or by e-mail.

Section 5.    Representations True; No Default. The Parent represents and warrants that the representations and warranties contained in the Loan Documents are true and correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent any such representation or warranty is expressly limited to an earlier date, in which case, on and as of the date hereof, such representation or warranty shall continue to be true and correct in all material respects as of such specified earlier date. The Parent hereby certifies that no Default or Event of Default has occurred and is continuing.

Section 6.    Ratification. Except as expressly amended hereby, the Loan Documents shall remain in full force and effect. The Credit Agreement, as hereby amended, and all rights and powers created thereby or thereunder and under the other Loan Documents are in all respects ratified and confirmed and remain in full force and effect.

Section 7.    Definitions and References. Any term used in this Amendment that is defined in the Credit Agreement shall have the meaning therein ascribed to it. The terms “Agreement” and “Credit Agreement” as used in the Loan Documents or any other instrument, document or writing furnished to the Administrative Agent or any lender by any Loan Party and referring to the Credit Agreement shall mean the Credit Agreement as hereby amended.

Section 8.    Expenses; Additional Information. The Parent shall pay to the Administrative Agent all reasonable expenses incurred in connection with the execution of this Amendment and the new Notes.

Section 9.    Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors, assigns, receivers and trustees (but the Borrowers shall not assign their rights hereunder without the express prior written consent of the Administrative Agent and each Lender); (b) may be modified or amended only by a writing signed by the party against whom the same is to be enforced; (c) may be executed in several counterparts, and by the parties hereto on separate counter-parts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement, and (d) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

[remainder of page left blank intentionally]

THE LOAN DOCUMENTS (INCLUDING THIS AMENDMENT) REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers, effective as of the date first above written.

TETRA TECHNOLOGIES, INC.,
a Delaware corporation

By:/s/Bruce A. Cobb
Bruce A. Cobb, Treasurer

[unnumbered signature page to Third Amendment]

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

By: /s/Christopher Smith
Name:    Christopher Smith
Title: Vice President

[unnumbered signature page to Third Amendment]

BANK OF AMERICA, NATIONAL
ASSOCIATION

By: /s/Julie Castano
Name:    Julie Castano
Title: Senior Vice President

[unnumbered signature page to Third Amendment]

WELLS FARGO BANK, N.A.

By: /s/C. David Allman
Name:    C. David Allman
Title: Managing Director

[unnumbered signature page to Third Amendment]

COMERICA BANK

By: /s/Bradley Kuhn
Name:    Bradley Kuhn
Title: AVP

[unnumbered signature page to Third Amendment]

ROYAL BANK OF CANADA

By: /s/Kristan Spivey
Name:    Kristan Spivey
Title: Authorized Signatory

[unnumbered signature page to Third Amendment]

Each Guarantor executes this Amendment to evidence its (a) consent, to the extent such consent is necessary or required, to the execution and delivery by the Parent of the Amendment; (b) confirmation that the Guaranty continues to cover all of the Debt (as such term is defined in the Guaranty), including Debt incurred under the Credit Agreement as amended by the Amendment, with the obligations of such Guarantor under the Guaranty limited as set forth therein, and (c) acknowledgement that the Lenders would not have executed this Amendment but for such consent and confirmation.

TETRA INTERNATIONAL INCORPORATED
TETRA PROCESS SERVICES, L.C.
MARITECH RESOURCES, INC.
EPIC DIVING SERVICES, LLC
TETRA PRODUCTION TESTING SERVICES,
LLC
TETRA APPLIED TECHNOLOGIES, LLC
COMPRESSCO FIELD SERVICES, INC.

By: /s/Bruce A. Cobb
Bruce A. Cobb, Treasurer

[unnumbered signature page to Third Amendment]

COMMITMENTS

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$70,000,000
Bank of America, National Association	$70,000,000
Wells Fargo Bank, N.A.	$40,000,000
Royal Bank of Canada	$25,000,000
Comerica Bank	$20,000,000
Total	$225,000,000.00